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                                                                  EXHIBIT 2.2
[CROSS TIMBERS OIL COMPANY LETTERHEAD]

March 20, 1998


EEX Corporation
EEX Operating L.P.
4849 Greenville Avenue, Suite 1200
Dallas, Texas  75206
Attention:  Ms. Leslie Wylie

Re: Amendment to Purchase and Sale Agreement dated February 12, 1998, between EEX Operating L.P., et al. and Cross Timbers Oil Company

Dear Ms. Wylie:

This letter, when executed by all parties, will evidence the agreement of EEX Corporation, EEX Operating L.P., and Cross Timbers Oil Company, to amend the referenced Purchase and Sale Agreement dated February 12, 1998, related to oil and gas properties in East Texas and Louisiana, in the following respects:

1. The March 18, 1998 date, appearing in the 22nd line of Section 6(b), is hereby amended to April 17, 1998.

2. The following sentence shall be added to the end of Section 5(a), to-wit: "IT IS EXPRESSLY AGREED BETWEEN THE PARTIES THAT SELLER'S OBLIGATIONS TO BUYER RELATING TO SELLER'S SOLE NEGLIGENCE OR GROSS NEGLIGENCE AS PROVIDED ABOVE SHALL BE LIMITED TO CLAIMS RAISED OR THREATENED IN WRITING DURING THE TWO YEAR PERIOD AFTER THE CLOSING DATE."

3. Section 13(a) shall be deleted in its entirety and replaced with the following provision:

         "        (a)      At Closing, appropriate adjustments shall be made
         between Buyer and Seller as follows:

                  (i) All expenses which are incurred in the operation of the Assets before the Effective Date will be borne by Seller.

                  (ii) All revenue attributable to the sale of oil, gas and/or other minerals produced from the Assets before the Effective Date will be retained by Seller, including oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from such
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EEX Corporation
EEX Operating L.P.
March 20, 1998
Page 2




               Properties prior to delivery to oil purchasers) and above pipeline connections. (Such oil shall be deemed to have been produced before the Effective Date.)

         (iii) An amount representing the estimate of revenue attributable to production from the Assets for the period from the Effective Date to the Closing Date shall be credited to Buyer on the Closing Statement, which amount shall be agreed to by the parties prior to Closing. For purposes of this item (iii), the phrase "revenue attributable to production from the Assets" shall include all value, credits or bonuses to be received by Seller from the purchasers of production (excluding any amounts received pursuant to contracts with Encogen One Partners, Ltd.); provided that, on any gas delivered under contracts with Encogen One Partners, Ltd., or its agent or any related party, for the benefit of the cogeneration plant near Sweetwater, Texas, then the estimate of revenue to be credited to Buyer at Closing shall be based upon the price payable for gas, produced in each given month, reflected in the Index (large packages only) posted in the first monthly publication for the given month of Inside F.E.R.C.'s Gas
                                                           ---------------------
               Market Report under the heading "Houston Ship Channels/Beaumont,
               -------------
               Texas", less $.13 per MMBtu.

          (iv) An amount shall be charged to Buyer on the Closing Statement reflecting an estimate of expenses which are incurred in the ownership and/or operation of the Assets incurring during the period from the Effective Date to the date of Closing, which amount shall be agreed to by the parties prior to Closing. For purposes of this item (iv), the phrase "expenses which are incurred in the ownership and/or operation of the Assets" shall mean normal and recurring direct field operational costs and expenses attributable to Seller's interest in the Assets, and shall expressly exclude any general and administrative or overhead charges, except for any such charges properly billed by third parties pertaining to non-operated properties. (It being agreed that any overhead charges directly billed by EEX to unrelated working interest partners for the period from the Effective Date to the date of Closing shall be retained by EEX.)

  It is agreed that the volumes of production used in calculation of the estimated revenue in item (iii) above and the estimated expenses in item (iv) above shall be adjusted based upon actuals identified for the purposes of the Final Statement called for in subparagraph (c) below."
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                           EEX Corporation
EEX Operating L.P.
March 20, 1998
Page 3



4.       The following sentence shall be added to the end of Section 14, to-wit:
         "IT IS EXPRESSLY AGREED BETWEEN THE PARTIES THAT SELLER'S OBLIGATIONS TO BUYER RELATING TO SELLER'S SOLE NEGLIGENCE OR GROSS NEGLIGENCE AS PROVIDED ABOVE SHALL BE LIMITED TO CLAIMS RAISED OR THREATENED IN WRITING DURING THE TWO YEAR PERIOD AFTER THE CLOSING DATE."

To evidence the agreement of EEX Corporation and EEX Operating L.P. to this Amendment to the Purchase and Sale Agreement dated February 12, 1998, please have two copies of this letter executed in the spaces provided for the respective organizations, and return a fully executed copy to this writer.

Executed on behalf of Cross Timbers Oil Company:



By:      /s/ Bob R. Simpson
         ------------------
         Bob R. Simpson
         Chairman



Acknowledged and agreed to, effective as of February 12, 1998.

EEX CORPORATION                            EEX OPERATING L.P.
                                           By:  EEX CORPORATION, General Partner


By:      /s/ C. L. Elsey                          By:       /s/ C. L. Elsey
         ---------------                                    ---------------
         C. L. Elsey                                        C. L. Elsey
         Attorney-in-Fact                                   Attorney-in-Fact